Exhibit 99.77(q)(e)(4)

SUB-ADVISORY AGREEMENT

Voya GLOBAL ADVANTAGE AND PREMIUM OPPORTUNITY FUND

AGREEMENT, effective as of February 10, 2015, between Voya Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Investment Management Advisors B.V., a subsidiary of ING Groep N.V., domiciled in The Hague, The Netherlands (the “Sub-Adviser”).

WHEREAS, Voya Global Advantage and Premium Opportunity Fund (the “Fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;

WHEREAS, the Fund is authorized to issue separate series, each series having its own investment objective or objectives, policies, and limitations;

WHEREAS, the Fund may offer shares of additional series in the future;

WHEREAS, pursuant to an Investment Management Agreement, effective as of November 18, 2014 (the “Investment Management Agreement”), a copy of which has been provided to the Sub-Adviser, the Fund has retained the Manager to render advisory and management services with respect to the Fund; and

WHEREAS, pursuant to authority granted to the Manager in the Investment Management Agreement, the Manager wishes to retain the Sub-Adviser to furnish investment advisory services to the Fund, and the Sub-Adviser is willing to furnish such services to the Fund and the Manager.

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Manager and the Sub-Adviser as follows:

1.   Appointment. The Manager hereby appoints the Sub-Adviser to act as the investment adviser and manager to the Fund and its series set forth on Schedule A hereto (together with the Fund, the “Series”) for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. To the extent that the Sub-Adviser is not the only person providing investment advisory services to a Series, the term “Series” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Manager to provide investment advisory services.

In the event the Fund designates one or more series (other than the Series) with respect to which the Manager wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Manager in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

2.   Sub-Adviser Duties. Subject to the supervision of the Fund’s Board of Trustees and the Manager, the Sub-Adviser will provide a continuous investment program for the Fund’s portfolio and determine in its discretion the composition of the assets of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund’s assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of the Fund should be held in the various securities and other investments in which it may invest. To the extent permitted by the investment policies of the Fund, the Sub-Adviser shall make decisions for the Fund as to foreign currency matters and make determinations as to and execute and perform foreign currency exchange contracts on behalf of the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with’ the Fund’s investment objective or objectives, policies, and restrictions as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as amended, copies of which shall be sent to the Sub-Adviser by the Manager prior to the commencement of this Agreement and as soon as possible following any such amendment. The Sub-Adviser further agrees as follows:

(a)         The Sub-Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund’s Board of Trustees of which the Sub-Adviser has been sent a copy, and the provisions of the Registration Statement of the Fund filed under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended, of which the Sub-Adviser has received a copy, and with the Manager’s portfolio manager operating policies and procedures as in effect on the date hereof, as such policies and procedures may be revised or amended by the Manager and agreed to by the Sub-Adviser. In carrying out its duties under the Sub-Adviser Agreement, the Sub-Adviser will comply with the following policies and procedures:

(i)         The Sub-Adviser will manage the Fund so that it meets the income and asset diversification requirements of Section 851 of the Internal Revenue Code.

(ii)          The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested in connection with annual and special meetings of equity stockholders, provided however, that the Sub-Adviser retains responsibility to vote or abstain from voting all proxies with respect to non-equity portfolio securities and all portfolio securities for matters with regard to bankruptcy or related plans of reorganization, unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy it receives on behalf of the Fund solicited by or with respect to the issuers of securities in which assets of the Fund are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager

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and/or the Board of Trustees any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interest of the Fund. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

(iii)         In connection with the purchase and sale of securities for the Fund, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Fund on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform its administrative and record keeping responsibilities with respect to the Fund . With respect to portfolio securities to be settled through the Depository Trust Company, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Fund’s custodian and portfolio accounting agent.

(iv)         The Sub-Adviser will assist the custodian and portfolio accounting agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund or adopted by the Board of Trustees, the value of any portfolio securities or other assets of the Fund for which the custodian and portfolio accounting agent seeks assistance from or identifies for review by the Sub-Adviser. The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of such assets.

(v)         The Sub-Adviser will provide the Manager, no later than the 10th business day following the end of the Fund’s semi-annual period and fiscal year, a letter to shareholders (to be subject to review and editing by the Manager) containing a discussion of those factors referred to in Item 27(b)(7) of 1940 Act Form N-1A in respect of both the prior quarter and the fiscal year to date.

(vi)         The Sub-Adviser will complete and deliver to the Manager a complete written compliance checklist, in a form provided by the Manager, for each month by the 10th business day of the following month.

(b)         The Sub-Adviser will complete and deliver to the Manager by the 10th business day of each month a written report on the Fund that contains the following information as of the immediately previous month’s end:

(i)           Composition of the assets of the Fund’s portfolio and the impact of key portfolio holdings and sector concentrations on the Fund.

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(ii)         Confirmation of the Fund’s current investment objective and Sub-Adviser’s projected plan to realize the Fund’s investment objectives.

(c)         The Sub-Adviser will use reasonable efforts to make available to the Fund and the Manager, upon request, any of the Fund’s investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable laws. The Sub-Adviser will use reasonable efforts to furnish to regulatory authorities having the requisite authority any information or reports in the possession of the Sub-Adviser in connection with such services in respect to the Fund which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations. The Manager will use reasonable efforts to make available to the Sub-Adviser information it may reasonably request and that is necessary to enable the Sub-Adviser to meet any regulatory or reporting requirement.

(d)         The Sub-Adviser will provide reports to the Fund’s Board of Trustees for consideration at meetings of the Board of Trustees on the investment program for the Fund and the issuers and securities represented in the Fund’s portfolio, and will furnish the Fund’s Board of Trustees with respect to the Fund such periodic and special reports as the Board of Trustees and the Manager may reasonably request.

(e)          With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts and options on futures contracts (“futures”), which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives of the Fund as outlined in the prospectus and/or the most recent annual and semi-annual report, the Manager hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent on behalf of the Fund or series of Funds, as the case may be, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent on behalf of the Fund or series of Funds, as the case may be, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase agreements and derivative master agreements (including but not limited to the ISDA Master Agreements, Credit Support Annexes, Collateral Account Control Agreements, Master Confirmation Agreements, Confirmations), including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Sub-Adviser acknowledges that it is obligated to negotiate terms and conditions that conform to the 1940 Act and all rules and regulations thereunder and are in the best interest of the Fund and its shareholders with respect to such documents. The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes.

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3.   Broker-Dealer Selection. The Sub-Adviser is authorized to make decisions to buy and sell securities and other investments for the Fund’s portfolio, broker-dealer selection, and negotiation of brokerage commission rates in effecting a security transaction. The Sub-Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the prospectus and/or statement of additional information for the Fund, and determined in consultation with the Manager, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Fund’s Board of Trustees or Manager may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s or the Manager’s overall responsibilities with respect to the Fund and to their respective other clients as to which they exercise investment discretion. The Sub-Adviser may select broker-dealers that participate in commission recapture programs that benefit the Fund, subject to the Sub-Adviser’s duty to obtain best execution. To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to the Sub-Adviser if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material, or other services to the Fund, the Sub-Adviser, or an affiliate of the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Fund’s Board of Trustees indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.   Disclosure about Sub-Adviser. The Sub-Adviser has reviewed the most recent Post-Effective Amendment to the Registration Statement for the Fund filed with the SEC that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating, directly or indirectly, to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect. The Sub-Adviser will provide the Manager with a copy of the Sub-Adviser’s Form ADV, Part II at the time the Form ADV is filed with the SEC.

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5.   Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Fund shall be responsible for all the expenses of the Fund’s operations. Notwithstanding the terms of this Section 5, if the Fund is required, under applicable law, to supplement the Registration Statement because of a change requested by the Sub-Adviser, the Sub-Adviser will reimburse the Fund and/or the Manager for the cost of preparing, printing and distributing such supplement, unless the Sub-Adviser is requesting the change in order to comply with an applicable law, rule or regulation.

6.   Compensation. For the services provided to the Fund, the Manager will pay the Sub-Adviser an annual fee equal to the amount specified for the Fund on Schedule A hereto, payable monthly in arrears.

The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. In accordance with the provisions of the Investment Management Agreement, the Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager; provided, however, that if the Fund fails to pay the Manager all or a portion of the Investment Management fee under said Investment Management Agreement when due, and the amount that was paid is insufficient to cover the Sub-Adviser’s fee under this Agreement for the period in question, then the Sub-Adviser may enforce against the Fund any rights it may have as a third-party beneficiary under the Investment Management Agreement and the Manager will take all steps appropriate under the circumstances to collect the amount due from the Fund.

7.   Expense Sharing. The Sub-Adviser hereby agrees to reimburse the Manager for the following costs incurred in connection with the Fund: all expenses or costs not ultimately borne by the Fund incurred in connection with creating, and ongoing organization of the Fund and the Series to which the sub-Adviser acts as investment adviser and manager; registering its shares for initial public offering; listing its shares on the New York Stock Exchange; preparing for and conducting the “road shows” to obtain indications of interest(such costs shall not include travel and entertainment expenses incurred in connection with “road shows”); producing, printing and delivering marketing materials and the “red herring” prospectus for the Fund; compensating registered representatives of Voya Investments Distributor, LLC for sales of Fund shares; compensating the members of the underwriting syndicate for the Fund’s closing; the Fund’s initial public offering, including the exercise of the underwriter’s over-allotment option; transitioning of assets resulting from sub-adviser changes, and conducting proxies (collectively, the “Covered Expenses”). The Sub-Adviser shall reimburse the Manager for 50.0% of Covered Expenses. The Manager shall provide to the Sub-Adviser reasonable proof of the amount incurred and that it is a Covered Expense and the Sub-Adviser shall provide reimbursement promptly after receipt of such proof.

8.   Marketing Materials.

(a)         During the term of this Agreement, the Sub-Adviser agrees to furnish the Manager at its principal office for prior review and approval by the Manager all written and/or printed materials, including but not limited to, PowerPoint® or slide presentations, news releases, advertisements, brochures, fact sheets and other promotional,

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informational or marketing materials (the “Marketing Materials”) for public dissemination, that are produced or are for use or reference by the Sub-Adviser, its affiliates or other designees provided at Sub-Adviser’s direction, in connection with the Fund, and Sub-Adviser shall not use any such materials if the Manager reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Manager’s right to object to such Marketing Materials is limited to the positions of such materials that expressly relate to the Manager and its affiliates, the Fund or the Sub-Adviser’s services regarding the Fund. Marketing Materials may be furnished to the Manager by first class or overnight mail, facsimile transmission equipment, electronic delivery or hand delivery.

(b)         During the term of this Agreement, the Manager agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, or Marketing Materials prepared for distribution to shareholders of the Fund, or the public that refer to the Sub-Adviser in any way, prior to the use thereof, and the Manager shall not use any such materials if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Manager agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Marketing Materials may be furnished to the Sub-Adviser by first class or overnight mail, facsimile transmission equipment, electronic delivery or hand delivery.

9.   Compliance.

(a)         The Sub-Adviser agrees to use reasonable compliance techniques as the Manager or the Board of Trustees may adopt, including any written or electronic compliance procedures that are reasonably designed to comply with applicable regulatory requirements.

(b)         The Sub-Adviser agrees that it shall notify the Manager and the Fund as soon as reasonably possible (1) in the event that the SEC has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Sub-Adviser further agrees to notify the Manager and the Fund as soon as reasonably possible of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or if any statement contained therein that becomes untrue in any material respect.

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(c)         The Manager agrees that it shall notify the Sub-Adviser as soon as reasonably possible (1) in the event that the SEC has censured the Manager or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

10.   Books and Records. The Fund and the Manager shall have access at all reasonable times and on reasonable notice to all records maintained by the Sub-Adviser. The Sub-Adviser agrees that it will surrender upon reasonable request to the Manager copies of records in its possession relating to the Fund or the services rendered by the Sub-Adviser relating to the Fund, provided that the Sub-Adviser shall keep the originals of such records to the extent necessary for the Sub-Adviser to comply with applicable laws, including Rule 31a-3 under the 1940 Act. The Sub-Adviser further agrees to preserve such records for such time periods as may be prescribed by Rule 31a-2 under the 1940 Act, provided that before disposing of any such records, Sub-Adviser will advise the Adviser and deliver the same to Manager if so requested.

11.   Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Fund.

Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Fund and actions of the Fund, the Manager and the Sub-Adviser, and the Manager shall treat as confidential and use only in connection with the Fund all information furnished to the Fund or the Manager by the Sub-Adviser, in connection with its duties under the Agreement, except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Manager, or if available from a source other than the Manager, Sub-Adviser or the Fund.

12.   Non-Exclusivity. The services of the Sub-Adviser to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.

13.   Prohibited Conduct. The Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, except that such consultations are permitted between the current and successor sub-advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

14.   Representations Respecting Sub-Adviser. The Manager agrees that neither the Manager, nor affiliated persons of the Manager, shall give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Sub-Adviser or the Fund other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Fund’s shares,

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as they may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser.

15.   Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that the Fund shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and has reserved the right to reasonably direct in accordance with this Agreement any action hereunder taken on its behalf by the Sub-Adviser.

16.   Liability. The management services provided by the Sub-Adviser are wholly for the account and risk of the Fund. Other than in the cases where such damage arises out of willful misfeasance, bad faith, or negligence in the performance of duties on the part of the Sub-Adviser, or by reason of its reckless disregard of obligations and duties under this Agreement, the Sub-Adviser is not responsible for any damage that the Fund, the Manager or any other party may suffer at any time, including damage resulting from reductions in value or losses and damage as a result of shortcomings of natural persons and legal entities that are not a party to this Agreement, other than employees or agents of the Sub-Adviser.

No party shall be liable for any losses caused by force majeure, riot, war or natural events due to other occurrences for which the party cannot be held responsible (e.g. administrative act of domestic or foreign high authorities).

17.   Indemnification.

(a)         The Manager agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s activities pursuant to this Agreement, arising out of the Manager’s responsibilities to the Fund which (1) may be based upon the Manager’s negligence, willful misfeasance, or bad faith in the performance of its duties (which could include a negligent action or a negligent omission to act), or by reason of the Manager’s reckless disregard of its obligations and duties under this Agreement or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering shares of the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Fund or to any affiliated person of the Manager by a Sub-Adviser Indemnified Person; provided however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

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(b)         Notwithstanding Section 16 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Manager, any affiliated person of the Manager, and any controlling person of the Manager (all of such persons being referred to as “Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Manager Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as Sub-Adviser of the Fund which (1) may be based upon the Sub-Adviser’s negligence, willful misfeasance, or bad faith in the performance of its duties (which could include a negligent action or a negligent omission to act), or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering the shares of the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished to the Sub-Adviser or any affiliated person of the Sub-Adviser by the Manager Indemnified Persons; provided, however, that in no case shall the indemnity in favor of a Manager Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)         The Manager shall not be liable under Paragraph (a) of this Section 17 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Manager is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Sub-Adviser Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent the Manager and the Sub-Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Sub-Adviser Indemnified Person, which counsel shall be satisfactory to the Manager and to the Sub-Adviser Indemnified Person. The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by

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it, and the Manager shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Sub-Adviser Indemnified Person.

(d)         The Sub-Adviser shall not be liable under Paragraph (b) of this Section 17 with respect to any claim made against a Manager Indemnified Person unless such Manager Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Manager Indemnified Person (or after such Manager Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability which it may have to the Manager Indemnified Person against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Manager Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager Indemnified Person. If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Manager Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Manager Indemnified Person, adequately represent the interests of the Manager Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Manager Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Manager Indemnified Person. The Manager Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Manager Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Manager Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Manager Indemnified Person.

18.   Duration and Termination.

(a)         This Agreement shall become effective on the date first indicated above, subject to the condition that the Fund’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager or the Sub-Adviser, and the shareholders of the Fund, shall have approved this Agreement. This Agreement shall remain in full force and effect for two years from the effective date of this Agreement subject to termination pursuant to this Agreement or

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termination otherwise by law, and continue on an annual basis thereafter with respect to the Fund covered by this Agreement; provided that such annual continuance is specifically approved each year by (a) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the Fund shall be effective to continue this Agreement with respect to the Fund notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund, or (b) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Fund, unless such approval shall be required by any other applicable law or otherwise.

Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund covered by this Agreement: (a) by the Manager at any time, upon sixty (60) days’ written notice to the Sub-Adviser and the Fund, (b) at any time without payment of any penalty by the Fund, by the Fund’s Board of Trustees or a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Manager and the Sub-Adviser, or (c) by the Sub-Adviser without payment of any penalty, upon thirty (30) days’ written notice to the Fund and the Manager. After termination of this Agreement, the Manager and the Sub-Adviser will consult together on the proper completion of the services and transfer of the Sub-Adviser’s functions to the Manager or a third party; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Manager and the Fund, in the event either the Sub-Adviser (acting in good faith) or the Manager ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Fund, or in the event the Manager or the Fund becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Manager or the Fund as required by the terms of this Agreement.

In the event of termination for any reason, all available records of the Fund for which the Agreement is terminated shall be returned to the Manager or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 10, 11, 14, 15, 16 and 17 of this Agreement shall remain in effect, as well as any applicable provision of this Section numbered 18 and, to the extent that only amounts are owed to the Sub-Adviser as compensation for services rendered while the agreement was in effect, Section 6.

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(b)         Notices. Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Voya Global Advantage and Premium Opportunity Fund

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Attention: Huey P. Falgout, Jr.

If to the Manager:

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Attention: Michael J. Roland.

If to the Sub-Adviser:

ING Investment Management Advisors B.V.

Schenkkade 65

2595 AS The Hague, The Netherlands

Attention: Head of International Clients

19.   Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved as required by applicable law.

20.   Use of Names.

(a)         It is understood that the name “Voya Investments, LLC.” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Manager and/or its affiliates, and that the Sub-Adviser has the right to use such Voya Marks only with the prior written consent of the Manager and only so long as the Sub-Adviser is a sub-adviser to the Fund and/or the Series. In the event that the Sub-Adviser is no longer

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the Sub-Adviser to the Fund and/or the Series, or upon the termination of the Investment Management Agreement between the Fund and the Manager without its replacement with another agreement, or the earlier request of the Manager, the Sub-Adviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

(b)         It is understood that the name “ING Investment Management Advisors B.V.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Sub-Adviser or its affiliates (collectively, the “ING Marks”) are the valuable property of the Sub-Adviser and its affiliates and that the Fund and/or the Series have the right to use such ING Marks in the names of the Series and in offering materials of the Fund only with the approval of the Sub-Adviser and only for so long as the Sub-Adviser is a sub-adviser to the Fund and/or the Series. In the event that the Sub-Adviser is no longer the Sub-Adviser to the Fund and/or the Series, or upon the termination of the Investment Management Agreement between the Fund and the Manager without its replacement with another agreement, or the earlier request of the Sub-Adviser, the Manager shall, as soon as is reasonably possible, discontinue all use of the ING Marks.

21.   Miscellaneous.

(a)         This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b)         The Manager and the Sub-Adviser acknowledge that the Fund enjoys the rights of a third-party beneficiary under this Agreement, and the Manager acknowledges that the Sub-Adviser enjoys the rights of a third party beneficiary under the Investment Management Agreement.

(c)         The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)         To the extent permitted under Section 18 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

(e)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

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(f)         Nothing herein shall be construed as constituting the Sub-Adviser as an agent or co-partner of the Manager, or constituting the Manager as an agent or co-partner of the Sub-Adviser.

(g)         This Agreement may be executed in counterparts.

(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Voya INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING INVESTMENT MANAGEMENT ADVISORS B.V.

By:	/s/ Johan Boities

Name:	Johan Boities

Title:	Head of Solutions Delivery NN Investment Partners

By:	/s/ Ivar Roeleven

Name:	Ivar Roeleven

Title:

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SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

Voya INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT ADVISORS B.V.

Fund	Annual Sub-Adviser Fee (as a percentage of average daily Managed Assets*)
Voya Global Advantage and Premium Opportunity Fund	0.3750%

* Managed Assets are defined as the Fund’s average daily gross asset value, minus the sum of the Fund’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).

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